Exhibit 4.1

CONSENT TO LOAN AND SECURITY AGREEMENT

This CONSENT TO LOAN AND SECURITY AGREEMENT (this “Consent”) is entered into as of 7/30, 2007, among DIAMOND JO, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company (“DJL”), THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company (“OED”, and together with DJL, referred to hereinafter each individually as a “Borrower”, and individually and collectively, as “Borrowers”), the Lenders (as defined in the hereinafter defined Loan Agreement) signatories hereto, and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and agent for the Lenders (“Agent”).

W I TN E S S E T H:

WHEREAS, Borrowers, Agent, and the Lenders are parties to that certain Loan and Security Agreement dated as of June 16, 2004, as amended by that certain First Amendment to Loan and Security Agreement dated as of November 10, 2004, that certain Second Amendment to Loan and Security Agreement dated as of July 12, 2005, that certain Third Amendment to Loan and Security Agreement and Consent dated as of December 6, 2006 (the “Third Amendment”), and that certain Fourth Amendment to Loan and Security Agreement and Consent dated as of December 22, 2006 (the “Fourth Amendment”), and as supplemented by that certain Borrower Supplement No. 1 dated as of May 13, 2005 (as amended and supplemented and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement ”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement), pursuant to which the Lender Group has agreed to make the Term Loan, Advances and other extensions of credit to Borrowers from time to time pursuant to the terms and conditions thereof and the other Loan Documents;

WHEREAS, Borrowers have requested that the Lenders, notwithstanding the provisions of Section 7.20(b), Capital Expenditures, of the Loan Agreement, agree to permit DJL to make, in addition to the capital expenditures permitted by Sections 7.20(b)(i) and 720(b)(ii) of the Loan Agreement and the Third Amendment, capital expenditures in an aggregate amount not to exceed $80,000,000 for the Dubuque Casino Project (as defined in Section 2 of the Fourth Amendment), and the Lenders are willing to agree to the requested consent on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Consent. The Lenders hereby consent to the making by DJL of capital expenditures, in addition to the capital expenditures permitted by Sections 7.20(b)(i) and 7.20(b)(ii) of the Loan Agreement and the Third Amendment, in an aggregate amount not to exceed, together with the capital expenditures permitted by Section 1(b) of the Fourth Amendment, $80,000,000 for the Dubuque Casino Project, so long as no Default or Event of Default has occurred and is continuing or would result as a consequence thereof.

2.             No Other Amendments or Waivers. Except in connection with the consent set forth above, the execution, delivery and effectiveness of this Consent shall not operate as an amendment of any right, power or remedy of Agent or the Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. The text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrowers hereby ratify and confirm their respective obligations thereunder. This Consent shall not constitute a modification of the Loan Agreement or any of the other Loan Documents or a course of dealing with Agent or the Lenders at variance with the Loan Agreement or the other Loan Documents such as to require further notice by Agent or the Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Borrowers acknowledge and expressly agree that Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents, as amended herein. Borrowers have no knowledge of any challenge to Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

3.             Conditions Precedent to Effectiveness, This Consent shall become effective as of the date hereof when, and only when, Agent shall have received, in form and substance satisfactory to Agent:

(a)           counterparts of this Consent duly executed and delivered by Borrowers, Agent and the Required Lenders; and

(b)           such other information, documents, instruments or approvals as Agent or Agent’s counsel may reasonably require.

4.             Representations and Warranties of Borrowers. In consideration of the execution and delivery of this Consent by Agent and the Lenders, each Borrower hereby represents and warrants in favor of Agent and the Lenders as follows:

(a)           as to each Borrower, the execution, delivery, and performance by such Borrower of this Consent have been duly authorized by all necessary action on the part of such Borrower;

(b)           as to each Borrower, the execution, delivery, and performance by such Borrower of this Consent do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower (including any of the Senior Note Documents), (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s members or shareholders or any approval or consent of any Person under any material contractual obligation of any Borrower;

(c)           the execution, delivery, and performance by such Borrower of this Consent do not and will not require any registration with, consent or approval of, notice to, or other action with or by, any Governmental Authority or other Person, other than any consent or approval that has been obtained and remains in full force and effect;

(d)           as to each Borrower, the Loan Documents to which such Borrower is a party (including, without limitation, the Loan Agreement, this Consent and all other documents contemplated hereby), when executed and delivered by such Borrower, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(e)           no Default or Event of Default exists under the Loan Agreement or the other Loan Documents; and

(f )           as of the date hereof, all representations and warranties of Borrowers set forth in the Loan Agreement and the other Loan Documents are true, correct and complete in all material respects, except to the extent such representation or warranty expressly relates to an earlier date (in which case such statement was true and correct on and as of such earlier date).

5.             Counterparts. This Consent may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Consent in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

6.             Reference to and Effect on the Loan Documents. Upon the effectiveness of this Consent, on and after the date hereof, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement,” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.

7.             Affirmation of Guaranty. By executing this Consent, each Guarantor hereby acknowledges, consents and agrees that all of its obligations and liability under the Guaranty to which it is a party remain in full force and effect, and that the execution and delivery of this Consent and any and all documents executed in connection herewith shall not alter, amend, reduce or modify its obligations and liability under such Guaranty or any of the other Loan Documents to which it is a party.

8.             Costs. Expenses and Taxes. Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Consent and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for Agent with respect thereto and with respect to advising Agent as to its rights and responsibilities hereunder and thereunder. In addition, Borrowers agree, jointly and severally, to pay any and all stamp and  other taxes payable or determined to be payable in connection with the execution and delivery of this Consent and the other instruments and documents to be delivered hereunder, and agree to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. Borrowers hereby acknowledge and agree that Agent may, without prior notice to Borrowers, charge such costs and fees to Borrowers’ Loan Account pursuant to Section 2.6(d) of the Loan Agreement.

9.             Section Titles. The section titles contained in this Consent are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

10.           Entire Agreement. This Consent and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

11.           GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CONSENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

12.           Loan Document. This Consent shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consent as of the day and year first written above.

BORROWERS:	DIAMOND JO, LLC, a Delaware limited liability company

	By:	Natalie A. Schramm
	Title:	CFO

THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company

	By:	Natalie A. Schramm
	Title:	CFO

AGENT AND LENDERS:	WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

	By:	Lan Wong
	Title:	Vice - President

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P. (formerly known as Highbridge/Zwirn Special Opportunities Fund, L.P.) a Delaware limited partnership, as a Lender

		By:	D.B. Zwirn Partners, LLC, its General Partner

		By:	Zwirn Holdings, LLC, its Managing Member

By:
Title:

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[Signatures continued from previous page.]

ACKNOWLEDGED AND AGREED:

GUARANTORS:	PENINSULA GAMING, LLC, a Delaware limited liability company

	By:	Natalie A. Schramm
	Title:	CFO

PENINSULA GAMING CORP. (formerly known as The Old Evangeline Downs Capital Corp.),a Delaware corporation

	By:	Natalie A. Schramm
	Title:	CFO